Exhibit 99.1

National Interstate Corporation Reports 2013 First Quarter Results

•	Gross premiums written up 17%

•	Net income per share of $.41

Richfield, Ohio, April 30, 2013 - National Interstate Corporation (Nasdaq: NATL) today reported 2013 first quarter gross premiums written of $151.9 million and net income of $8.0 million or $.41 per share. Gross premiums written increased 17% compared to the 2012 first quarter reflecting growth in the alternative risk transfer (ART) and transportation components. Net income for the 2013 first quarter decreased 18% as both underwriting profits and net investment income trailed the 2012 first quarter.

Earnings

The table below shows the Company’s net income per share determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between after-tax earnings from operations and realized gains from investments, both of which are non-GAAP financial measures. Net after-tax earnings from operations include underwriting income and net investment income.

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share data)
Net after-tax earnings from operations	$7,012	$8,614
After-tax net realized gains from investments	1,005	1,132

Net income	$8,017	$9,746

Net after-tax earnings from operations per share, diluted	$0.36	$0.44
After-tax net realized gains from investments per share, diluted	0.05	0.06

Net income per share, diluted	$0.41	$0.50

Underwriting Results:

	Three Months Ended March 31,
	2013	2012
Losses and loss adjustment expense ratio	76.1%	73.1%
Underwriting expense ratio	21.7%	23.3%

Combined ratio	97.8%	96.4%

Claims: The loss and loss adjustment expense (LAE) ratio for the 2013 first quarter of 76.1% was 3.0 percentage points higher than 2012 first quarter and flat compared to the fourth quarter of 2012. The Company had improvement in a few of its traditionally well-performing products including Hawaii and Alaska and recreational vehicle but continued to experience elevated claims costs in several of its ART products. In addition, development from prior year claims added 1.9 percentage points to the 2013 first quarter loss and LAE ratio which was slightly higher than the prior year claims development of 1.8 percentage points incurred in the 2012 first quarter.

The Company’s loss and LAE ratio has drifted up over the past several years primarily as a result of the soft commercial insurance market which contributed to rates that did not keep up with loss cost inflation. The Company’s loss and LAE ratio as measured on an accident year basis has been elevated based on its historical results but very consistent since 2010. The market conditions have gradually improved over the past several quarters and the Company is currently averaging high single digit and in some products double digit rate increases on policies written.

Underwriting Expenses: The underwriting expense ratio of 21.7% for the 2013 first quarter was on the low end of the expected range. The 2013 first quarter reflects leveraging of fixed costs over a larger premium base as the Company’s earned premium grew more than expenses. Additionally, the mix of business written in a particular quarter can cause variances in the Company’s quarterly underwriting expense ratio. The Company’s underwriting expense ratio has averaged 23.6% over the past five full years.

Dave Michelson, President and Chief Executive Officer said, “Our underwriting results improved slightly from the 2012 fourth quarter and were consistent with the 2012 full year outcome. That being said, we continue to target lower loss and LAE ratios and believe we have been taking the correct steps to achieve such a result. We are growing our business at a faster rate than expenses and the recent premium rate levels are appropriate and more consistent with our targeted margins.”

Investments:

Net investment income of $8.0 million for the 2013 first quarter was 13% below the 2012 first quarter and flat compared to the 2012 fourth quarter. Low yields on fixed maturity securities that are available in the market continue to place downward pressure on our net investment income. In addition, our average fixed income holdings, which are the primary driver of net investment income, were lower in the 2013 first quarter compared to the 2012 first quarter primarily due to the one-time special shareholder dividend paid in December 2012.

The Company generated net realized gains from investments of $1.5 million for the 2013 first quarter primarily from gains related to other invested assets, which consists of holdings in limited partnership investments, as well as from sales of equity holdings. The fixed income and equity holdings had unrealized appreciation of $52.7 million or 5.6% of the amortized cost at March 31, 2013. The Company maintains a high quality and diversified portfolio with approximately 96% of its fixed income portfolio rated NAIC 1 or 2 and an effective duration of 3.8 years. The fair value and unrealized gains of fixed maturities and equity securities were as follows:

	March 31, 2013
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$114,144	$6,603
Foreign government	5,617	49
State and local government	356,795	15,940
Mortgage backed securities	246,413	10,507
Corporate obligations	208,602	12,278
Other debt obligations	26,011	266
Preferred redeemable securities	4,911	151

Total fixed maturities	$962,493	$45,794

Equity securities	$38,064	$6,874

Total fixed maturities and equity securities	$1,000,557	$52,668

Gross Premiums Written

Mr. Michelson said, “We are again very pleased with our 17% top line growth which was in the double digits for the second quarter in a row. We have consistently been able to expand existing products and add new products even during challenging market conditions. As previously noted, the improvement in the competitive landscape is generating increased new business activity and stable renewal retention at appropriate pricing for the risk, which is also contributing to our written premium growth.”

The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative risk transfer	$85,568	56.3%	$76,438	58.7%
Transportation	46,770	30.8%	35,207	27.0%
Specialty personal lines	13,542	8.9%	13,053	10.0%
Hawaii and Alaska	3,890	2.6%	3,880	3.0%
Other	2,098	1.4%	1,647	1.3%

Gross premiums written	$151,868	100.0%	$130,225	100.0%

Alternative Risk Transfer (ART): Gross premiums written in the ART component for the 2013 first quarter increased 12% compared to the 2012 first quarter. The first quarter growth reflects continued high customer retention in this component and improving rate levels. The ART component has been a consistent growth area for the Company with recent growth concentrated in the national accounts business which is comprised of larger entities for which the Company designs customized alternative risk programs.

Transportation: The transportation component grew by $11.6 million or 33% in the 2013 first quarter compared to last year. This growth came from most businesses but was primarily driven by the truck and moving and storage products. Growth is coming as a result of a combination of multiple factors: increase in overall rates, high retention and increase in the exposure base of existing customers, addition of new customers, and product expansion.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component for the 2103 first quarter were slightly higher compared to last year. Growth in the commercial vehicle product was partially offset by declines in recreational vehicle.

Hawaii and Alaska: 2013 first quarter gross premiums written in this component were flat compared to the 2012 first quarter. Hawaii and Alaska gross premiums have been relatively stable for the past several quarters.

Summary Comments:

“Our top line was again very strong. The 2013 first quarter earnings were a continuation of what we experienced most of last year,” stated Mr. Michelson. “While we are generating underwriting profits, our margins are slightly below our expectations. Moving forward, we believe that our ongoing underwriting discipline and focus on risk selection and rate levels will bring underwriting results in line with our objectives.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2013 first quarter results tomorrow, Wednesday, May 1, 2013 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Operating Data:
Gross premiums written	$151,868	$130,225

Net premiums written	$124,757	$106,715

Premiums earned	$126,907	$110,125
Net investment income	7,963	9,183
Net realized gains on investments (*)	1,546	1,742
Other	833	829

Total revenues	137,249	121,879
Losses and loss adjustment expenses	96,611	80,553
Commissions and other underwriting expenses	22,860	21,534
Other operating and general expenses	5,425	4,930
Expense on amounts withheld	1,203	1,040
Interest expense	75	62

Total expenses	126,174	108,119

Income before income taxes	11,075	13,760
Provision for income taxes	3,058	4,014

Net income	$8,017	$9,746

Per Share Data:
Net income per common share, basic	$0.41	$0.50
Net income per common share, assuming dilution	$0.41	$0.50

Weighted number of common shares outstanding, basic	19,610	19,409
Weighted number of common shares outstanding, diluted	19,770	19,543

Cash dividend per common share	$0.11	$0.10

(*) Consists of the following:
Realized gains before impairment losses	$1,563	$1,822

Total losses on securities with impairment charges	(17)	(80)
Non-credit portion recognized in other comprehensive income	—	—

Net impairment charges recognized in earnings	(17)	(80)

Net realized gains on investments	$1,546	$1,742

GAAP Ratios:
Losses and loss adjustment expense ratio	76.1%	73.1%
Underwriting expense ratio	21.7%	23.3%

Combined ratio	97.8%	96.4%

Return on equity (a)	8.9%	11.0%
Average shareholders’ equity	$358,639	$355,972

	At March 31,	At December 31,
	2013	2012
Balance Sheet Data (GAAP):
Cash and invested assets	$1,082,698	$1,054,792
Reinsurance recoverable	168,170	174,345
Intangible assets	8,285	8,355
Total assets	1,594,367	1,570,224
Unpaid losses and loss adjustment expenses	785,439	775,305
Long-term debt	12,000	12,000
Total shareholders’ equity	$363,332	$353,948
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$333,566	$325,354
Book value per common share, basic (at period end)	$18.50	$18.07
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$16.99	$16.61
Common shares outstanding at period end (b)	19,635	19,591

(a)	The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period
(b)	Common shares outstanding at period end include all vested common shares. At March 31, 2013 and December 31, 2012 there were 60,534 and 60,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.